Exhibit 99.4

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Quarter Ended September 30

(unaudited)

(dollars in thousands, except per share amounts)

	2003	2002
Energy Merchant

Net Income	$52,204	$57,534

Earnings Per Share - diluted	$0.29	$0.34

Electricity Trading Volumes (MWhs)	47,084,832	44,231,072
Physical and Financial Gas Trading Volumes (Bcf/d)	50.1	66.3

Regulated Operations

Net Income	$62,814	$74,939

Earnings Per Share - diluted	$0.35	$0.44

Electric Retail MWh Sales and Transportation	13,927,816	14,834,923
Gas Retail Mcf Sales and Transportation	9,882,309	9,661,763
Electric Customers (End of Period)	1,537,952	1,520,306
Gas Customers (End of Period)	502,557	496,792

Power Technology & Infrastructure Services

Net Income	$(3,037)	$(1,905)

Earnings Per Share - diluted	$(0.02)	$(0.01)

2002 has been reclassified to reflect Vestar’s move from PTIS to Energy Merchant